EXHIBIT 99-1

FROM:	Sierra Pacific Resources Media Contact: Bob Sagan 775-834-4834 Analyst Contact: Rich Atkinson 775-834-4358	TO:	PR Newswire US1 800-321-8169 October 27, 2000
WPS Power Development, Inc. Contact: Jerry Mroczkowski 920-617-6010 Analyst Contact: Ralph Baeten 920-433-1449

Sierra Pacific Agrees to Sell Tracy/Pinon Power Station
to WPS Power Development, Inc.

     RENO, NEVADA, October 27/PR Newswire/ -- Sierra Pacific Resources (NYSE: SRP), parent company of Sierra Pacific Power Company and Nevada Power Company, announced today that Sierra Pacific Power Company has agreed to sell its Tracy/Pinon Power Station to WPS Power Development, Inc., a wholly-owned subsidiary of WPS Resources Corporation (NYSE: WPS) of Green Bay, Wisc. Under the agreement, Sierra Pacific will have the right to buy energy and ancillary services from WPS Power Development for agreed upon prices subject to a collar from closing of the agreement through February 2003.

     The sale price of the asset bundle, which includes the Tracy Plant, Pinon Pine, and other smaller generation facilities, was $249.8 million, subject to taxes and other adjustments at closing. In conjunction with the purchase, Sierra Pacific Power negotiated the right to buy energy and ancillary services from WPS Power Development for agreed upon prices, subject to a collar, from closing up until March 1, 2003, at a cost ranging from $80 million to $150 million based on time of closing.

     The Tracy/Pinon Power Station, which is natural gas- and oil-fired, sells electricity in northern Nevada and surrounding markets.

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Sierra Pacific Agrees to Sell Power Station - Add One

     Tracy is also the site of the Pinon Pine Integrated Coal Gasification Combined Cycle project co-funded by the U.S. Department of Energy as part of the Clean Coal Technology Program. Sierra Pacific's average capacity in the Tracy/Pinon Power Station totals 525 megawatts.

     The sale of the generation assets is a regulatory condition of the merger of Sierra Pacific and Nevada Power, which was completed in July 1999. The Tracy/Pinon Power Station is one of seven asset bundles included in an auction sale process started by Sierra Pacific earlier this year. The sale of the first bundle to NRG Energy was announced on Oct.19. The sale of the Tracy/Pinon Power Station is the second of the asset bundles to be announced. Sierra Pacific expects to announce the sales of the remaining asset bundles by the end of the year. The company intends to complete the sale and transfer of its remaining gas-, oil- and coal-fired Nevada generation assets in 2001.

     "The sale of our generation assets is progressing as planned," said Walter Higgins, chairman, president and chief executive officer of Sierra Pacific Resources. "This sale not only will jumpstart the coming electric industry competition in Nevada, but also will allow us to focus on our core businesses of transmission and distribution."

     "We look forward to being part of the Nevada-California energy market and believe that this acquisition will provide additional geographic diversification for WPS Power Development's operations, while expanding our technology portfolio and fuel mix," said Jerry Mroczkowski, WPS Power Development Vice President. Mroczkowski doesn't expect many changes to the Tracy/Pinon Power Station operations. "We look forward to working with the local community and continuing the reliable and effective operation of the plant provided by the employees."

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Sierra Pacific Agrees to Sell Power Station - Add Two

     The sale of the Tracy/Pinon Power Station, which is subject to approval and review by various regulatory agencies, is expected to close no later than June 2001.

     Located approximately 20 miles from Reno, Nev., the Tracy/Pinon Power Station consists of three similar gas- and oil-fired units, four gas turbines, and the Pinon Pine facility (a combined cycle unit). Also included in the sale to WPS Power Development are the Brunswick, Gabbs and Valley Road diesel generators.

     Credit Suisse First Boston acted as financial advisor to Sierra Pacific Resources on the sale. PricewaterhouseCoopers Securities LLC acted as financial advisor to WPS Power Development.

     Headquartered in Reno, Nev., Sierra Pacific Resources is a holding company, whose principal subsidiaries are Nevada Power Company; the electric utility for southern Nevada; Sierra Pacific Power Company; the electric utility for most of northern Nevada and the Lake Tahoe area of California; and a natural gas and water distributor in the Reno-Sparks area. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership; and Sierra Pacific Communications, a telecommunications company.

     WPS Power Development develops and owns nonregulated electric generation facilities and provides services to the electric power generation industry nationwide. The acquisition is consistent with WPS Power Development's strategy to operate generation in niche markets. The transaction is expected to be accretive and help WPS Resources Corporation achieve its earnings growth goal of 8% to 10% annually.

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Sierra Pacific Agrees to Sell Power Station - Add Three

     WPS Power Development's services include acquisition and investment analysis, project development, engineering and management services, and operations and maintenance services.

     The company's areas of expertise include generation, cogeneration, distributed generation, generation from renewables, and generation plant repowering projects.

Forward-Looking Statements

This press release contains forward-looking statements regarding the realization of projected earnings for WPS Resources and its subsidiaries. Forward-looking statements are beyond the ability of WPS Resources to control and, in many cases, WPS Resources cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements. The following factors, and other factors not listed here, could cause actual results to differ materially from those contained in forward-looking statements.

  General economic, business and regulatory conditions
  Financial market conditions, including availability, terms and use of capital
  Weather and other natural phenomena
  Commodity price and interest rate risk

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